Exhibit 99.1

Academy Sports + Outdoors Announces Record Sales and Earnings
for the Second Quarter and Raises 2021 Guidance

Net Sales Increased 11.5%; 44.8% Growth over Two Years

Pre-Tax Income Grew 42.8% to $240.9 million

Company Raises Full Year Diluted EPS Range to $5.45 to $5.80 from $4.15 to $4.50

Company Announces New $500 Million Share Repurchase Authorization

KATY, TEXAS (Globe Newswire — Sept 9, 2021) – Academy Sports and Outdoors, Inc. (Nasdaq: ASO) ("Academy" or the "Company") today announced its financial results for the second quarter ended July 31, 2021. Unless otherwise indicated, comparisons are to the same period in the prior fiscal year.

Second Quarter 2021 Results
Net sales increased 11.5% to an all-time quarterly high of $1.79 billion. When compared to the same quarter in 2019, sales increased 44.8%. Comparable sales grew 11.4% on top of 27.0% last year, making it the eighth consecutive quarter of positive comparable sales. The sales growth was driven by the sustained strength in the sporting goods and outdoor recreation market, improving in-stocks and strong consumer demand across all product categories. Sales were particularly strong in Apparel, Footwear, Field, Fitness and Team Sports. E-commerce sales declined slightly (0.9%) after growing 210.3% in the prior year quarter. When compared to the second quarter of 2019, E-commerce sales increased 207.2%.

Gross margin increased 29.4% to $642.5 million, the highest quarterly gross profit in the Company's history. The gross margin rate improved by 500 basis points to 35.9%. This growth was primarily driven by stronger merchandise margins from a favorable product mix shift, higher average unit retails and less promotional activity.

Selling, general and administrative ("SG&A") expenses were 21.7% of sales, a 220 basis point increase. The change was a result of higher advertising and payroll expenses that had been pared back last year due to the pandemic as well as non-recurring stock compensation and payroll expenses associated with accelerated share vesting. Excluding the non-recurring expenses, SG&A expenses would have been 19.2% of sales.

Pre-tax income increased by 42.8% to $240.9 million compared to $168.7 million.

Net income was $190.5 million compared to $167.7 million. Diluted earnings per share were $1.99 compared to $2.25 per share. The decline in earnings per share was the result of an increase in the number of shares outstanding and higher federal income tax. Pro forma adjusted net income, which excludes the impact of certain non-cash and extraordinary items, increased 67.1% to $224.6 million. Pro forma diluted earnings per share increased 29.3% to $2.34 compared to $1.81 per share.

"The Academy Sports + Outdoors team delivered the best quarterly financial results in the Company’s history as we surpassed the very strong store comparables from last year," said Ken Hicks, Chairman, President and Chief Executive Officer. "We plan to build on this continued success by further sharpening our focus on the fundamentals of the business and investing in our strategic initiatives with the goal of adding new customers, gaining market share and driving sales and profit growth. I am also excited to announce the authorization of our new share repurchase program. This program signifies the current strength of the Company and the confidence we have in the future of Academy."

Year-to-Date 2021 Results
Net sales increased 22.9% to $3.37 billion, while comparable sales increased 22.8%. Year-to-date sales grew 45.7% compared to 2019. E-commerce sales increased 241.9% compared to 2019 and declined 10.8% versus 2020.

Gross margin increased 51.8% to $1.21 billion. The gross margin rate improved by 680 basis points to 35.8%.

The growth in gross profit, coupled with 70 basis points of selling, general & administrative expense leverage, resulted in a 192.6% increase in pre-tax income to $465.8 million compared to $159.2 million.

Net income increased 133.6% to $368.3 million compared to $157.7 million. Diluted earnings per share were $3.82 compared to $2.12 per share in the prior year to date. Pro forma adjusted net income, which excludes the impact of certain non-cash and extraordinary items, increased 201.9% to $407.1 million. Pro forma diluted earnings per share were $4.22 compared to $1.81 per share in the prior year to date.

Balance Sheet Update
The company also took steps to enhance its balance sheet. As of the end of the second quarter, the Company’s cash and cash equivalents totaled $553.8 million with no outstanding balance on its credit facility. Adjusted free cash flow was $169.5 million. Merchandise inventories were $1.1 billion, an increase of 24.0% compared to the prior year quarter and 3.2% compared to Q1 2021.

As previously reported, Academy's largest shareholder (KKR) completed two transactions, reducing their ownership to approximately 20% of the Company as of the end of the quarter. As part of one of these events, Academy purchased and retired 3.2 million shares for approximately $100 million. In addition to the stock repurchase, the Company paid down $99 million of its outstanding term loan and refinanced the loan's interest rate from LIBOR + 5.0% to LIBOR + 3.75%. Based on these positive actions, S&P (B+ from B) and Moody's (Ba3 from B1) both upgraded the Company's debt rating.

Capital Allocation
On September 2, 2021, the Academy Board of Directors authorized a new share repurchase program under which the Company may purchase up to $500 million of its outstanding shares over the next three years.

2021 Outlook
Michael Mullican, Executive Vice President and Chief Financial Officer, said, "Our second quarter performance set Company records across numerous financial metrics, including revenue, gross margin dollars and rate, pre-tax income and net earnings. Importantly, we continue to improve profitability at a higher rate than our sales growth. As a result, we are increasing our fiscal 2021 guidance. Looking ahead, we expect to utilize our capabilities to accelerate our omnichannel, new store and other growth initiatives."

This forecast accounts for various market scenarios due to the uncertainty from the impact of COVID-19 on the economy and consumer. The new guidance is as follows:

					% change(at mid-point)
	Updated Fiscal 2021(e) Guidance		2020	2019	vs. 2020	vs. 2019
(in millions, except per share amounts)	Low end	High end
Net Sales	$6,465	$6,620	$5,689	$4,830	15%	35%

Comparable sales	14.0%	17.0%	16.1%	(0.7)%

Income before taxes	$670	$715	$339	$123	104%	463%

Net income	$525	$560	$309	$120	76%	352%

Earnings per share-diluted	$5.45	$5.80	$3.79	$1.60	48%	252%

Diluted weighted average shares outstanding	96,500	96,500	81,431	74,795

The EPS estimate reflects a tax rate of 22.0% and does not include any potential future share repurchases.

Conference Call Info
Academy will host a conference call today at 11:00 a.m. Eastern Time to discuss its financial results. Listeners may access the call by dialing 1-877-407-3982 (U.S.) or 1-201-493-6780 (International). The passcode is 13721945. A webcast of the call can be accessed at investors.academy.com.

A telephonic replay of the conference call will be available for approximately 30 days, by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) and entering passcode 13721945. An archive of the webcast will be available at investors.academy.com for approximately 30 days.

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 259 stores across 16 contiguous states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of 19 private label brands, which go well beyond traditional sporting goods and apparel offerings.

All references to "Academy," "Academy Sports + Outdoors," "we," "us," "our" or the "Company" in this press release refer to (1) prior to October 1, 2020 (the "IPO pricing date"), New Academy Holding Company, LLC, a Delaware limited liability company ("NAHC") and the prior parent holding company for our operations, and its consolidated subsidiaries; and (2) on and after the IPO pricing date, Academy Sports and Outdoors, Inc., a Delaware corporation ("ASO, Inc.") and the current parent holding company of our operations, and its consolidated subsidiaries.

On the IPO pricing date, we completed a series of reorganization transactions (the "Reorganization Transactions") that resulted in NAHC being contributed to ASO, Inc. by its members and becoming a wholly owned subsidiary of ASO, Inc. and one share of common stock of ASO, Inc. issued to then-existing members of NAHC for every 3.15 membership units of NAHC contributed to ASO, Inc. (the "Contribution Ratio"). Unless indicated otherwise, the information in this press release has been adjusted to give retrospective effect to the Contribution Ratio.

Non-GAAP Measures
Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income (Loss), Pro Forma Adjusted Net Income (Loss), Pro Forma Adjusted Earnings Per Share, and Adjusted Free Cash Flow have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles (“GAAP”). These non-GAAP measures have limitations as analytical tools. For information on these limitations, as well as information on why management believes these non-GAAP measures are useful, please see our Annual Report for fiscal year 2020 filed on April 7, 2021 (the “Annual Report”), as such limitations and information may be updated from time to time in our periodic filings with the Securities and Exchange commission (the "SEC"), which are accessible on the SEC's website at www.sec.gov.

We compensate for these limitations by primarily relying on our GAAP results in addition to using these non-GAAP measures supplementally.

See “Reconciliations of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Academy's current expectations and are not guarantees of future performance. You can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. The forward-looking statements are subject to various risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Academy's control. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Academy's filings with the SEC, including the Annual Report, under the caption "Risk Factors," as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in this press release speaks only as of the date of this release. Academy undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact	Media Contact
Matt Hodges	Elise Hasbrook
VP, Investor Relations	VP, Communications
281-646-5362	281-944-6041
Matt.hodges@academy.com	Elise.hasbrook@academy.com

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share data)

	Thirteen Weeks Ended
	July 31, 2021	Percentage of Sales (2)	August 1, 2020	Percentage of Sales (2)
Net sales	$1,791,530	100.0%	$1,606,420	100.0%
Cost of goods sold	1,149,034	64.1%	1,109,919	69.1%
Gross margin	642,496	35.9%	496,501	30.9%
Selling, general and administrative expenses	387,938	21.7%	312,713	19.5%
Operating income	254,558	14.2%	183,788	11.4%
Interest expense, net	12,157	0.7%	23,566	1.5%
(Gain) loss on early extinguishment of debt, net	2,239	0.1%	(7,831)	(0.5)%
Other (income), net	(735)	0.0%	(628)	0.0%
Income before income taxes	240,897	13.4%	168,681	10.5%
Income tax expense	50,387	2.8%	1,005	0.1%
Net income	$190,510	10.6%	$167,676	10.4%

Earnings Per Common Share:
Basic (1)	$2.06		$2.31
Diluted (1)	$1.99		$2.25

Weighted Average Common Shares Outstanding:
Basic (1)	92,627		72,478
Diluted (1)	95,891		74,439
(1) After effect of the retrospective presentation of the Reorganization Transactions and Contribution Ratio
(2) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share data)

	Twenty-Six Weeks Ended
	July 31, 2021	Percentage of Sales (2)	August 1, 2020	Percentage of Sales (2)
Net sales	$3,371,863	100.0%	$2,742,721	100.0%
Cost of goods sold	2,165,666	64.2%	1,948,275	71.0%
Gross margin	1,206,197	35.8%	794,446	29.0%
Selling, general and administrative expenses	712,565	21.1%	596,636	21.8%
Operating income	493,632	14.6%	197,810	7.2%
Interest expense, net	26,706	0.8%	48,088	1.8%
(Gain) loss on early extinguishment of debt, net	2,239	0.1%	(7,831)	(0.3)%
Other (income), net	(1,132)	0.0%	(1,621)	(0.1)%
Income before income taxes	465,819	13.8%	159,174	5.8%
Income tax expense	97,513	2.9%	1,518	0.1%
Net income	$368,306	10.9%	$157,656	5.7%

Earnings Per Common Share:
Basic (1)	$3.99		$2.18
Diluted (1)	$3.82		$2.12

Weighted Average Common Shares Outstanding:
Basic (1)	92,357		72,476
Diluted (1)	96,391		74,487
(1) After effect of retrospective presentation of the Reorganization Transactions and Contribution Ratio
(2) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollar amounts in thousands, except per share data)

	July 31, 2021	January 30, 2021	August 1, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$553,825	$377,604	$884,029
Accounts receivable - less allowance for doubtful accounts of $822, $1,172 and $3,323, respectively	10,791	17,306	9,181
Merchandise inventories, net	1,115,020	990,034	899,086
Prepaid expenses and other current assets	39,050	28,313	30,495
Assets held for sale	1,763	1,763	1,763
Total current assets	1,720,449	1,415,020	1,824,554

PROPERTY AND EQUIPMENT, NET	362,784	378,260	396,559
RIGHT-OF-USE ASSETS	1,105,272	1,143,699	1,171,736
TRADE NAME	577,000	577,000	577,000
GOODWILL	861,920	861,920	861,920
OTHER NONCURRENT ASSETS	6,602	8,583	11,079
Total assets	$4,634,027	$4,384,482	$4,842,848

LIABILITIES AND STOCKHOLDERS' / PARTNERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$816,427	$791,404	$726,666
Accrued expenses and other current liabilities	277,157	291,351	245,072
Current lease liabilities	84,981	80,338	76,485
Current maturities of long-term debt	3,000	4,000	18,250
Total current liabilities	1,181,565	1,167,093	1,066,473

LONG-TERM DEBT, NET	684,103	781,489	1,412,800
LONG-TERM LEASE LIABILITIES	1,107,709	1,150,088	1,181,819
DEFERRED TAX LIABILITIES, NET	185,765	138,703	—
OTHER LONG-TERM LIABILITIES	27,267	35,126	29,683
Total liabilities	3,186,409	3,272,499	3,690,775

COMMITMENTS AND CONTINGENCIES

REDEEMABLE MEMBERSHIP UNITS	—	—	2,977

STOCKHOLDERS' / PARTNERS' EQUITY (1):
Preferred stock, $0.01 par value, authorized 50,000,000 shares; none issued and outstanding	—	—	—
Partners' equity, membership units authorized, issued and outstanding were 72,478,106 as of August 1, 2020	—	—	1,157,435
Common stock, $0.01 par value, authorized 300,000,000 shares; 92,883,540 and 91,114,475 issued and outstanding as of July 31, 2021 and January 30, 2021 respectively.	929	911	—
Additional paid-in capital	187,746	127,228	—
Retained earnings	1,260,805	987,168	—
Accumulated other comprehensive loss	(1,862)	(3,324)	(8,339)
Stockholders' / partners' equity	1,447,618	1,111,983	1,149,096
Total liabilities and stockholders' / partners' equity	$4,634,027	$4,384,482	$4,842,848

(1) After effect of retrospective presentation of the Reorganization Transactions and Contribution Ratio

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)

	Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$368,306	$157,656
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,308	54,151
Non-cash lease expense	691	14,049
Equity compensation	33,205	3,690
Amortization of terminated interest rate swaps, deferred loan and other costs	3,521	1,827
Deferred income taxes	46,628	—
Non-cash (gain) loss on early retirement of debt, net	2,239	(7,831)
Casualty loss	—	16
Changes in assets and liabilities:
Accounts receivable, net	6,515	4,819
Merchandise inventories, net	(124,986)	200,647
Prepaid expenses and other current assets	(10,737)	(1,623)
Other noncurrent assets	1,408	(74)
Accounts payable	22,958	302,391
Accrued expenses and other current liabilities	18,517	32,335
Income taxes payable	(12,996)	—
Other long-term liabilities	(903)	11,568
Net cash provided by operating activities	405,674	773,621

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(33,767)	(13,850)
Net cash used in investing activities	(33,767)	(13,850)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from ABL Facility	—	500,000
Repayment of ABL Facility	—	(500,000)
Repayment of Term Loan	(100,750)	(25,090)
Debt issuance fees	(927)	—
Share-Based Award Payments	(11,214)	—
Proceeds from exercise of stock options	31,678	—
Proceeds from issuance of common stock under employee stock purchase program	945	—
Taxes paid related to net share settlement of equity awards	(15,418)	—
Repurchase of common stock for retirement	(100,000)	—
Repurchase of Redeemable Membership Units	—	(37)
Net cash used in financing activities	(195,686)	(25,127)

NET INCREASE IN CASH AND CASH EQUIVALENTS	176,221	734,644
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	377,604	149,385
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$553,825	$884,029

ACADEMY SPORTS AND OUTDOORS, INC.
RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL MEASURES
(Unaudited)
(Dollar amounts in thousands)
Adjusted EBITDA and Adjusted EBIT
We define “Adjusted EBITDA” as net income (loss) before interest expense, net, income tax expense and depreciation, amortization and impairment, further adjusted to exclude consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early extinguishment of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, payroll taxes associated with the 2021 Vesting Event and other adjustments. We define “Adjusted EBIT” as net income (loss) before interest expense, net, and income tax expense, further adjusted to exclude consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early extinguishment of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, payroll taxes associated with the 2021 Vesting Event and other adjustments. We describe these adjustments reconciling net income (loss) to Adjusted EBITDA and Adjusted EBIT in the following table.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net income	$190,510	$167,676	$368,306	$157,656
Interest expense, net	12,157	23,566	26,706	48,088
Income tax expense	50,387	1,005	97,513	1,518
Depreciation and amortization	26,010	26,704	51,308	54,151
Consulting fees (a)	—	36	—	92
Private equity sponsor monitoring fee (b)	—	920	—	1,840
Equity compensation (c)	27,331	1,581	33,205	3,690
(Gain) Loss on early extinguishment of debt, net	2,239	(7,831)	2,239	(7,831)
Severance and executive transition costs (d)	—	3,909	—	4,137
Costs related to the COVID-19 pandemic (e)	—	10,987	—	17,632
Payroll taxes associated with the 2021 Vesting Event (f)	15,418	—	15,418	—
Other (g)	364	1,092	714	1,929
Adjusted EBITDA	$324,416	$229,645	$595,409	$282,902
Less: Depreciation and amortization	(26,010)	(26,704)	(51,308)	(54,151)
Adjusted EBIT	$298,406	$202,941	$544,101	$228,751

(a)	Represents outside consulting fees associated with our strategic cost savings and business optimization initiatives.
(b)	Represents our contractual payments under a monitoring agreement ("Monitoring Agreement") with our private equity sponsor Kohlberg Kravis Roberts & Co. L.P.
(c)	Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as the 2021 Vesting Event, timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(d)	Represents severance costs associated with executive leadership changes and enterprise-wide organizational changes.
(e)	Represents costs incurred during the thirteen and twenty-six weeks ended August 1, 2020, as a result of the COVID-19 pandemic, including temporary wage premiums, additional sick time, costs of additional cleaning supplies and third party cleaning services for the stores, corporate office and distribution centers, accelerated freight costs associated with shifting our inventory purchase earlier in the year to maintain stock, and legal fees associated with consulting in local jurisdictions. These costs were no longer added back beginning in the third quarter of 2020.
(f)	Represents cash expenses related to taxes on equity-based compensation resulting from the 2021 Vesting Event.
(g)
Other adjustments include (representing deductions or additions to Adjusted EBITDA and Adjusted EBIT) amounts that management believes are not representative of our operating performance, including investment income, installation costs for energy savings associated with our profitability initiatives, legal fees associated with our distribution and the omnibus incentive plan, store exit costs and other costs associated with strategic cost savings and business optimization initiatives.

Adjusted Net Income, Pro Forma Adjusted Net Income and Pro Forma Adjusted Earnings Per Share
We define “Adjusted Net Income (Loss)” as net income (loss), plus consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early extinguishment of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, payroll taxes associated with the 2021 Vesting Event and other adjustments, less the tax effect of these adjustments. We define “Pro Forma Adjusted Net Income (Loss)” as Adjusted Net Income (Loss) less the retroactive tax effect of Adjusted Net Income at our estimated effective tax rate of approximately 25% for periods prior to October 1, 2020, the effective date of our conversion to a C-Corporation. We define “Pro Forma Adjusted Earnings per Common Share, Basic” as Pro Forma Adjusted Net Income divided by the basic weighted average common shares outstanding during the period and “Pro Forma Adjusted Earnings per Common Share, Diluted” as Pro Forma Adjusted Net Income divided by the diluted weighted average common shares outstanding during the period. We describe these adjustments reconciling net income (loss) to Adjusted Net Income (Loss), Pro Forma Adjusted Net Income (Loss), and Pro Forma Adjusted Earnings Per Share in the following table.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net income	$190,510	$167,676	$368,306	$157,656
Consulting fees (a)	—	36	—	92
Private equity sponsor monitoring fee (b)	—	920	—	1,840
Equity compensation (c)	27,331	1,581	33,205	3,690
(Gain) loss on early extinguishment of debt, net	2,239	(7,831)	2,239	(7,831)
Severance and executive transition costs (d)	—	3,909	—	4,137
Costs related to the COVID-19 pandemic (e)	—	10,987	—	17,632
Payroll taxes associated with the 2021 Vesting Event (f)	15,418	—	15,418	—
Other (g)	364	1,092	714	1,929
Tax effects of these adjustments (h)	(11,312)	(19)	(12,801)	(39)
Adjusted Net Income	224,550	178,351	407,081	179,106
Estimated tax effect of change to C-Corporation status (i)	—	(43,947)	—	(44,262)
Pro Forma Adjusted Net Income	$224,550	$134,404	$407,081	$134,844

Pro Forma Adjusted Earnings per Share
Basic	$2.42	$1.85	$4.41	$1.86
Diluted	$2.34	$1.81	$4.22	$1.81
Weighted average common shares outstanding
Basic (1)	92,627	72,478	92,357	72,476
Diluted (1)	95,891	74,439	96,391	74,487

(1)	After effect of retrospective presentation of the Reorganization Transactions and Contribution Ratio

(a)	Represents outside consulting fees associated with our strategic cost savings and business optimization initiatives.
(b)	Represents our contractual payments under our Monitoring Agreement with our private equity sponsor Kohlberg Kravis Roberts & Co. L.P.
(c)	Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as the 2021 Vesting Event, timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(d)	Represents severance costs associated with executive leadership changes and enterprise-wide organizational changes.
(e)
Represents costs incurred during the thirteen and twenty-six weeks ended August 1, 2020, as a result of the COVID-19 pandemic, including temporary wage premiums, additional sick time, costs of additional cleaning supplies and third party cleaning services for the stores, corporate office and distribution centers, accelerated freight costs associated with shifting our inventory purchase earlier in the year to maintain stock, and legal fees associated with consulting in local jurisdictions. These costs were no longer added back beginning in the third quarter of 2020.

(f)	Represents cash expenses related to taxes on equity-based compensation resulting from the 2021 Vesting Event.
(g)
Other adjustments include (representing deductions or additions to Adjusted Net Income) amounts that management believes are not representative of our operating performance, including investment income, installation costs for energy savings associated with our profitability initiatives, legal fees associated with a distribution to NAHC's members and our omnibus incentive plan, store exit costs and other costs associated with strategic cost savings and business optimization initiatives.

(h)
For the thirteen and twenty-six weeks ended July 31, 2021, this represents the tax effect of the total adjustments made to arrive at Adjusted Net Income at the estimated effective tax rate for the fiscal year ended January 31, 2022. For thirteen and twenty-six weeks ended August 1, 2020, this represents the tax effect of the total adjustments made to arrive at Adjusted Net Income at our historical tax rate.

(i)	Represents the retrospective tax effect of Adjusted Net Income at our estimated effective tax rate of approximately 25% for periods prior to October 1, 2020, the effective date of our conversion to a C-Corporation, upon which we became subject to federal income taxes.

Adjusted Free Cash Flow
We define “Adjusted Free Cash Flow” as net cash provided by (used in) operating activities less net cash provided by (used in) investing activities. We describe these adjustments reconciling net cash provided by operating activities to Adjusted Free Cash Flow in the following table.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2021	August 1, 2020	July 31, 2021	August 1, 2020
Net cash provided by operating activities	$186,446	$682,865	$405,674	$773,621
Net cash used in investing activities	(16,959)	(3,924)	(33,767)	(13,850)
Adjusted Free Cash Flow	$169,487	$678,941	$371,907	$759,771